PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:  BRUCE WALSH, SENIOR VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER
(401) 847-5500


         NEWPORT BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER OF 2007 Newport, Rhode Island, April 27, 2007. Newport Bancorp, Inc. (the
"Company") (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the "Bank" or "NewportFed"), announced first quarter earnings for 2007. For the three months ended March 31, 2007, the Company reported net income of $259,000, or $.06 per share (basic and diluted), compared to $25,000 in the first quarter of 2006. The Company completed the stock offering on July 6, 2006, therefore earnings per share data is not available for the three months ended March 31, 2006.

      Kevin McCarthy, President and Chief Executive Officer noted: "Despite a flat yield curve, which has caused a prolonged period of interest rate difficulties, we have managed to maintain and, in fact improve, our net interest margin by 34 basis points when compared to the prior year quarter. This improvement has been driven by consistent growth in the Bank's loan portfolio, while maintaining credit standards that by all qualitative measures remain superior. Going forward, we see no appreciable improvement in the rate environment and expect management of the net margin to remain a challenge."

      In the first three months of 2007, the Company's assets increased by $13.2 million, or 4.5%, to $303.6 million. The asset growth was concentrated in net loans, which increased by $8.5 million, or 3.3%, and in bank-owned life insurance, which increased by $3.6 million, or 66.8%. Cash and cash equivalents increased by $1.2 million, or 17.1%, for the quarter. The asset growth was funded by an $11.3 million, or 32.7% increase in Federal Home Loan Bank borrowings and a $2.3 million, or 1.2%, increase in deposit balances.

      Deposit growth was focused primarily in time deposit accounts, which increased by $5.0 million, or 6.1%, offset by decreases in NOW/demand deposit accounts (down $1.8 million, or 3.1%), money market accounts (down $713,000, or 3.3%) and savings accounts (down $200,000, or 0.7%). Time deposits represent 45% of the Company's total deposit balances at March 31, 2007.

      Net interest income for the three months ended March 31, 2007 was $2.6 million, up 19.8% from the first quarter of 2006. The increase in net interest income is primarily attributed to the growth in average earning assets and a higher amount of loans as a percentage of total interest-earning assets. The yield on interest earning assets for the first quarter of 2007 was 6.14%, an increase of 34 basis points when compared to the first quarter of 2006. The cost of funds increased from 2.87% for the quarter ended March 31, 2006 to 3.27%, for the quarter ended March 31, 2007, primarily due to the growth of the higher priced deposit balances. The net interest margin for the three months ended March 31, 2007 was 3.72%, up 34 basis points from the first quarter of 2006.

      The loan loss provision for the first quarter of 2007 was $113,000, compared to the March 31, 2006 provision of $20,000. The Bank's management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision was increased primarily due to the growth in the loan portfolio, and changes in the trends in volume and terms of loans, economic conditions and concentrations of credit. The Company had two non-performing loans at March 31, 2007, which were brought current in April 2007 and are currently performing in accordance with their terms. Asset quality continues to remain strong.

      Non-interest income for the three months ended March 31, 2007 increased $166,000, or 42.7%, as compared to the same quarter last year. The increase was primarily due to higher income on checking accounts and an increase in bank-owned life insurance non-interest income.

      Operating expenses for the three months ended March 31, 2007 increased $119,000, or 4.8%, compared to the same period in 2006, primarily due to increases in salaries and employee benefits, resulting from ESOP expense.

      Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Newport Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.


CONSOLIDATED BALANCE SHEETS

                                                                  MARCH 31,          DECEMBER 31,
                                                                     2007                2006
                                                                --------------      --------------
                                                                           (UNAUDITED)
                                                                          (IN THOUSANDS)
                                              ASSETS
   Cash and due from banks                                         $3,404           $    3,705
   Short-term investments                                           5,115                3,567
                                                                --------------      --------------
      Cash and cash equivalents                                     8,519                7,272

   Securities available for sale, at fair value                     6,707                6,614
   Securities held to maturity, at amortized cost                   1,849                1,922
   Federal Home Loan Bank stock, at cost                            2,553                2,390
   Loans                                                          267,318              258,739
   Allowance for loan losses                                       (2,086)              (1,973)
                                                                --------------      --------------
      Loans, net                                                  265,232              256,766
                                                                --------------      --------------
   Premises and equipment, net                                      6,017                6,099
   Accrued interest receivable                                      1,095                1,027
   Deferred income taxes                                            1,902                1,851
   Bank-owned life insurance                                        8,977                5,382
   Other assets                                                       767                1,121
                                                                --------------      --------------
      Total assets                                               $303,618             $290,444
                                                                ==============      ==============

                               LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposits                                                      $195,283             $192,974
   Short-term borrowings                                           15,000                2,500
   Long-term borrowings                                            30,701               31,950
   Accrued expenses and other liabilities                           2,295                3,040
                                                                --------------      --------------
      Total liabilities                                           243,279              230,464
                                                                --------------      --------------
   Preferred stock, $.01 par value; 1,000,000 shares
      authorized; none issued                                            -                   -
   Common stock, $.01 par value; 19,000,000 shares authorized;
      4,878,349 shares issued and outstanding                           49                  49
   Additional paid in capital                                       47,283              47,258
   Retained earnings                                                16,736              16,477
   Unearned compensation - ESOP                                     (3,577)             (3,643)
   Accumulated other comprehensive loss                               (152)               (161)
                                                                --------------      --------------
      Total stockholders' equity                                    60,339              59,980
                                                                --------------      --------------
      Total liabilities and stockholders' equity                  $303,618            $290,444
                                                                ===============     ==============


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                  ------------------------------
                                                                      2007             2006
                                                                  -------------   --------------
                                                                          (UNAUDITED)
                                                                        (IN THOUSANDS)
Interest and dividend income:
    Interest and fees on loans                                       $4,064          $3,537
    Interest on securities                                              104              84
    Dividends on Federal Home Loan Bank stock                            41              37
    Interest on certificates of deposit                                   -               3
    Interest on short-term investments                                   12               5
                                                                --------------      --------------
      Total interest and dividend income                              4,221           3,666
                                                                --------------      --------------
Interest expense:
    Interest on deposits                                              1,144             817
    Interest on short-term borrowings                                   123             140
    Interest on long-term borrowings                                    398             575
                                                                --------------      --------------
      Total interest expense                                          1,665           1,532
                                                                --------------      --------------
Net interest income                                                   2,556           2,134
Provision for loan losses                                               113              20
                                                                --------------      --------------
      Net interest income, after provision for loan losses            2,443           2,114
                                                                --------------      --------------
Other income:
    Customer service fees                                               437             331
    Gain on sales of loans                                                -              11
       Bank-owned life insurance                                         95              18
    Miscellaneous                                                        23              29
                                                                --------------      --------------
      Total other income                                                555             389
                                                                --------------      --------------
Operating expenses:
    Salaries and employee benefits                                    1,438           1,321
    Occupancy and equipment, net                                        313             309
    Data processing                                                     268             253
    Professional fees                                                   121              96
    Marketing                                                           270             239
    Other general and administrative                                    177             250
                                                                --------------      --------------
      Total operating expenses                                        2,587           2,468
                                                                --------------      --------------
Income before income taxes                                              411              35
Provision for income taxes                                              152              10
                                                                --------------      --------------
Net income                                                             $259             $25
                                                                ==============      ==============

Weighted-average shares outstanding:
   Basic                                                          4,516,339             n/a
   Diluted                                                        4,516,339             n/a

Earnings per share:
   Basic                                                              $ .06             n/a
   Diluted                                                            $ .06             n/a
